Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

CryoLife, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That the following resolution was duly adopted by unanimous written consent of the Board of Directors (the “Board”) of the Corporation on January 4, 2022, proposing the following amendment to the Certificate of Incorporation of the Corporation.

“NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation to change the name of the Corporation from ‘CryoLife, Inc.’ to ‘Artivion, Inc.’;”

“FURTHER RESOLVED, that the Board hereby approves the Name Change, the Certificate of Amendment, the Amended and Restated Bylaws, and all transactions contemplated thereby and filings related thereto, including the preparation and filing of the Certificate of Amendment with the Delaware Secretary of State;”

“FUTHER RESOLVED, that each of (i) the Chief Executive Officer and President of the Corporation and (ii) the General Counsel and Secretary of the Corporation (each, an ‘Authorized Officer’) be, and hereby is, authorized, empowered, and directed to execute, deliver, and file the Certificate of Amendment with the Secretary of State of the State of Delaware and to pay any fees related to such filing;”

2. That the Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, Article I shall read as follows:

“The name of the corporation shall be Artivion, Inc. The corporation was originally incorporated under the name CryoLife, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware, effective as of January 1, 2022.”

3. That under the DGCL no meeting or vote of stockholders shall be required to adopt an amendment that effects only a change in the corporate name of the Corporation.

4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. That all other provisions of the Certificate of Incorporation shall remain in full force and effect.

6. This amendment shall take effect at a later date, which is not more than ninety (90) days from the date of filing. The delayed effective date is January 18, 2022.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of January, 2022.

By:	/s/ Jean F. Holloway
Name:	Jean F. Holloway
Title	General Counsel and Secretary